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                                                                     EXHIBIT 5.2
                            [MINTZ LEVIN LETTERHEAD]

                                                                December 6, 1996

Primark Corporation
1000 Winter Street
Suite 4300N
Waltham, MA 02154

Attention: Michael R. Kargula, Esquire

Dear Sirs:

     This opinion letter is provided to you in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 with respect to 1,414,276 shares of common stock of Primark Corporation, 1,164,276 of which are currently held in the TASC Profit Sharing and Stock Ownership Plan (the "Plan").

     We have served as special counsel to TASC, Inc. ("TASC"), a wholly-owned subsidiary of Primark Corporation, with respect to matters concerning the Plan, and, in that connection, have assisted TASC in the preparation of amendments to the Plan, most recently the Twenty-Fourth Amendment (restating the Plan) and the subsequent Twenty-Fifth Amendment, and the filing with the Internal Revenue Service of an application for a favorable determination letter with respect to the tax qualification under Internal Revenue Code Section 401(a) of the Plan as restated by the Twenty-Fourth Amendment and the exemption from income taxation of its related trust under Internal Revenue Code Section 501(a). TASC has received a favorable determination letter from the Internal Revenue Service dated December 30, 1994, for the Plan as restated by the Twenty-Fourth Amendment. We also have assisted TASC with the preparation of the Twenty-Sixth Amendment to the Plan and are familiar with such amendment. In addition, we have been informed by officials of TASC that it is TASC's intention to file the Twenty-Fifth and Twenty-Sixth Amendments to the Plan with the Internal Revenue Service with an application for a determination that such amendments do not adversely affect the tax qualification of the Plan or the tax exemption of its related trust, and that TASC intends to take such steps, including the adoption of revisions or amendments to the Plan provisions if requested by the Internal Revenue Service, in order to obtain such a determination.

     Based upon the foregoing, we are of the opinion that the Plan is qualified under Internal Revenue Code Section 401(a) and that its related trust is exempt from income taxation under Internal Revenue Code Section 501(a).

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                              /S/ MINTZ, LEVIN, COHN, FERRIS,
                                                  GLOVSKY AND POPEO, P.C.
                                            ....................................
                                            MINTZ, LEVIN, COHN, FERRIS, GLOVSKY
                                                      AND POPEO, P.C.

ML/tmm

cc:  Kenneth M. Stone
     William E. Morrill